UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Citigroup Inc.
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Commencing on April 7, 2016, Citi sent the following communication to certain stockholders:

Dear Fellow Shareholders,

You may have seen the recent analyses published by Institutional Shareholder Services (ISS) and Glass Lewis (GL) regarding Citi’s executive compensation program for 2015. We disagree with the conclusions drawn by both firms, and would like to offer some further perspectives on how the Board thought through its compensation decisions. First, we will summarize the three critical conclusions that both firms reached that are the primary bases for their decisions to not support our approach.

Both ISS and GL concluded that the directors used too much discretion in awarding incentive compensation. Both commented on Citi’s much improved operating performance in 2015, but it appears that the improvement was given little weighting in their final evaluation of our pay determinations. Most importantly, they both concluded that there was a disconnect between the compensation awarded to our CEO and Citi’s total shareholder return (TSR) when compared to their respective peer groups. A factor in the latter conclusion is a function of the peer groups ISS and GL have developed against which they measure our performance. Their peer groups are not identical, but both include a number of firms that we believe bear little resemblance to Citi or to the firms we compete against.

Our proxy statement explains in great detail how the Board approaches incentive compensation decisions. In evaluating management’s performance in 2015, we placed significant weight on the much improved financial results of the firm, which were the best achieved since the financial crisis. Unlike 2014 when the firm suffered several control lapses and the Federal Reserve objected to our capital plan (CCAR), there were no new headline control issues in 2015 and the Federal Reserve raised no objection to our CCAR submission, which enabled the return of approximately $6 billion in capital to you, our shareholders. Citi continued to reduce the non-core assets of Citi Holdings, as well as our Deferred Tax Assets. Capital and liquidity levels continued to be increased. The firm is an undeniably safer, sounder and more focused institution. Progress was made in a number of non-financial areas as well, notably our Ethics and Culture training programs that were rolled out to a large number of our employees worldwide.

We are in complete agreement that one and three-year TSR are important factors that should be considered before finalizing incentive compensation awards. The directors do consider these metrics, as noted in the Compensation Discussion & Analysis section of our proxy statement. Our lagging TSR performance was a factor in the Board’s discretionary decision to downwardly adjust the incentive compensation of the management team from levels otherwise supportable by operating performance and the absence of control issues. It is important to note that the value of the performance share units (PSUs) that comprise 30% of the compensation awarded to the senior management team is directly affected by the firm’s three-year relative TSR performance. The PSUs granted in 2013 have recently vested, and the value on the vesting date was 39% less than the grant date value. The ‘mark-to-market’ value of the PSUs granted in 2014 and 2015 as of February 19, 2016 were 53% and 17% below their grant date values, respectively, due to TSR performance.

The difficult socio-economic environment that has existed for the past eight years, combined with uncertainties related to still evolving regulatory regimes, have made the task of restructuring Citi an arduous one. Management still has much to do to achieve their and the Board’s objectives, but we believe they are on the right track and that our incentive compensation awards are an important and reasonably sized recognition of the significant progress that has been made to date. As the leader of our management team, Mike Corbat has worked indefatigably and effectively, and the Board believes that his efforts and achievements in 2015 merit the increase in compensation he was awarded. Despite Citi’s outperformance versus peers on many of the key metrics traditionally used to measure operational effectiveness, his total compensation for 2015 significantly trailed that awarded to all but one of the CEOs of our U.S. peers, as it has done in the prior two years.

A final thought. Your board has many responsibilities. One of the most important is to attract and retain a CEO and top management we can trust, all of whom deliver on financial performance but also culture, transparency, and risk management. Our CEO and his team have the Board's confidence, and our compensation decisions this year reflect that support.

The Citigroup Personnel and Compensation Committee
William S. Thompson (Chair)
Michael E. O’Neill (Citigroup Chairman)
Judith Rodin
Diana L. Taylor